EXHIBIT 5.1

March 26, 2020

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

RBC Capital Markets, LLC

200 Vesey Street, 8th Floor

New York, New York 10281

As Representatives of the several Underwriters named in Schedule A to the Underwriting Agreement (as defined below)

Re:    Lowe’s Companies, Inc.

$750,000,000 of 4.000% Notes due 2025

$1,250,000,000 of 4.500% Notes due 2030

$750,000,000 of 5.000% Notes due 2040

$1,250,000,000 of 5.125% Notes due 2050

Ladies and Gentlemen:

We have acted as counsel in the State of North Carolina to Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), and Lowe’s Home Centers, LLC, a North Carolina limited liability company (“Home Centers”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333 226983) of $750,000,000 aggregate principal amount of its 4.000% Notes due 2025 (the “2025 Notes”), $1,250,000,000 aggregate principal amount of its 4.500% Notes due 2030 (the “2030 Notes”), $750,000,000 aggregate principal amount of its 5.000% Notes due 2040 (the “2040 Notes”) and $1,250,000,000 aggregate principal amount of its 5.125% Notes due 2050 (the “2050 Notes,” and together with the 2025 Notes, the 2030 Notes and the 2040 Notes, the “Securities”) to be issued under that certain Amended and Restated Indenture dated as of December 1, 1995 (the “Base Indenture”) between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), as supplemented by the Sixteenth Supplemental Indenture dated as of March 26, 2020 (the “Supplemental Indenture,” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”) between the Company and the Trustee. Such registration statement, as amended as of its most recent effective date, insofar as it relates to the Securities (as determined for purposes of Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibit 25.1 thereto, is herein called the “Registration Statement”; the related prospectus dated August 23, 2018, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under

BofA Securites, Inc.
Citigroup Global Marketes, Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
March 26,2020

the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus”; the preliminary prospectus supplement dated March 24, 2020, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement”; and the related prospectus supplement dated March 24, 2020, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

This opinion letter is furnished to you pursuant to Section 5(c) of the Underwriting Agreement dated March 24, 2020 (the “Underwriting Agreement”) between the Company and the several underwriters named in Schedule A thereto (the “Underwriters”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Underwriting Agreement.

For purposes of rendering our opinion set forth herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.       the Underwriting Agreement;

2.       the Registration Statement;

3.       the Pricing Prospectus;

4.       the Final Prospectus;

5.      a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee;

6.       an executed copy of each of the Base Indenture and the Supplemental Indenture;

7.       a copy of the Restated Charter of the Company, certified as of March 24, 2020, by the Secretary of State of the State of North Carolina (the “Charter”);

8.       a copy of the By-laws of the Company, as amended and restated January 25, 2019 (the “By-laws”);

9.       a copy of the Certificate of Existence of the Company, certified as of March 24, 2020, by the Secretary of State of the State of North Carolina;

10.       a copy of the Articles of Organization of Home Centers, certified as of March 24, 2020, by the Secretary of State of the State of North Carolina (the “Articles of Organization”);

BofA Securites, Inc.
Citigroup Global Marketes, Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
March 26,2020

11.       a copy of the Operating Agreement of Home Centers, effective as of November 1, 2013 (the Operating Agreement”); and

12.       a copy of the Certificate of Existence of Home Centers, certified as of March 24, 2020, by the Secretary of State of the State of North Carolina.

We have also examined the originals, or copies certified or otherwise identified to our satisfaction, of such other records of the Company and Home Centers, certificates of public officials, officers of the Company and Home Centers, and other persons, and agreements, instruments and other documents, and have made such other investigation, as we have deemed necessary as a basis for the opinions expressed below. As to various questions of fact material to our opinion, we have relied upon, and assumed without independent investigation the accuracy of, the representations made by the parties to the Underwriting Agreement and certificates and oral or written statements and other information of or from representatives of the Company and Home Centers.

In rendering the opinions expressed herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies. For the purposes of the opinions hereinafter expressed, we have further assumed (i) the legal capacity of all natural persons; (ii) that as to factual matters any certificate, representation or other document upon which we have relied and which was given or dated earlier than the date of this letter, continues to remain accurate, insofar as relevant to the opinions contained herein, from such earlier date through and including the date hereof; (iii) that each of the Indenture and the Underwriting Agreement is valid, binding and enforceable against all parties thereto; and (iv) that all parties to the Indenture and the Underwriting Agreement are in material compliance with all applicable laws, rules and regulations governing the conduct of their businesses.

The opinions set forth herein are limited to the laws of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction, including the federal laws of the United States. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer admitted to practice law in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions contemplated in the Underwriting Agreement. Without limiting the generality of the foregoing, we express no opinion concerning the following legal issues or the application of any such laws or regulations to the matters referenced by our opinion:

(i)       state securities laws and regulations;

(ii)       pension and employee benefit laws and regulations;

(iii)      state antitrust and unfair competition laws and regulations;

(iv)       except as expressly provided in paragraph 1 and 5 below, state laws and regulations concerning document filing requirements and notices;

(v)       compliance with fiduciary duty requirements;

BofA Securites, Inc.
Citigroup Global Marketes, Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
March 26,2020

(vii)        the statutes, administrative decisions, rules and regulations of county, municipal and special political subdivisions, whether such statutes, administrative decisions, rules and regulations are issued at the local-level or regional-level;

(viii)        fraudulent or voidable transfer laws;

(viiii)         state tax laws and regulations;

(ix)          state laws, regulations and policies concerning national and local emergencies;

(ix)          except as expressly provided in paragraph 1 below, state regulatory laws or regulations specifically applicable to any entity solely because of the business in which it is engaged;

(x)         state laws and regulations concerning the condition of title to any property, the priority of any security interest or lien, or the perfection of a lien or security interest in personal property; and

(xi)          state laws, rules and regulations relating to money laundering and terrorist groups.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.      The Company is a corporation in existence under the laws of the State of North Carolina. Home Centers is a limited liability company in existence under the laws of the State of North Carolina. The Company and Home Centers each has the corporate or limited liability company, as the case may be, power to own, lease, and operate its properties, and conduct its business, as described in the General Disclosure Package and the Prospectus and to enter into and perform its obligations under the Underwriting Agreement.

2.       To the extent governed by the laws of the State of North Carolina, the Indenture has been duly authorized, executed and delivered by the Company.

3.       To the extent governed by the laws of the State of North Carolina, the Securities have been duly authorized and executed by the Company.

4.      To the extent governed by the laws of the State of North Carolina, the Underwriting Agreement has been duly authorized, executed and delivered by the Company.

5.      The execution and delivery by the Company of the Underwriting Agreement, the consummation of the transactions contemplated under the Underwriting Agreement and the Indenture and the compliance by the Company with the terms of the Underwriting Agreement and the Indenture (including the issuance and sale of the Securities to the Underwriters in accordance with the Indenture and the Underwriting Agreement) will not, as of the date hereof, require the Company or Home Centers to obtain any authorization, approval, consent or order of, or make any prior filing with, any North Carolina court or governmental authority, other than as may be required under applicable blue sky laws in connection with the purchase and

BofA Securites, Inc.
Citigroup Global Marketes, Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
March 26,2020

distribution of the Securities by the Underwriters, as to which we express no opinion.

6.            The execution and delivery by the Company of the Underwriting Agreement, and the performance by the Company of its obligations under the Underwriting Agreement and the Indenture (including the issuance and sale of the Securities to the Underwriters in accordance with the Indenture and the Underwriting Agreement) will not, as of the date hereof, violate (a) the Company’s Charter or By-laws, (b) Home Centers’ Articles of Organization or Operating Agreement, or (c) applicable statute, rule, or regulation of the State of North Carolina, in each case, that a lawyer admitted to practice law in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or Home Centers or the transactions contemplated in the Underwriting Agreement.

The opinions set forth above are subject to the following qualifications:

(a)      with respect to the opinions expressed in paragraph 1 above, we have relied solely upon certificates of a public official with respect to the existence as an existing corporation or limited liability company, as the case may be; and

(b)      we express no opinion regarding the General Disclosure Package or the Prospectus except as expressly set forth in paragraph 1 above.

The opinions expressed in this letter are rendered as of the date hereof and we do not express any opinion as to circumstances or events or change in applicable law that may occur subsequent to such date. These opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. No opinion may be inferred or implied beyond the matters expressly contained herein. By rendering these opinions, we assume no obligation to advise you of any changes in such laws or facts that may hereafter be brought to our attention.

This opinion letter is furnished to you at the request of the Company pursuant to Section 5(c) of the Underwriting Agreement. It may be relied upon by you only in connection with the transactions under the Underwriting Agreement being consummated on the date hereof and may not be used or relied upon by you for any other purpose, nor may it be referred to in your financial statements, your public releases or filed with any other governmental agency or other person, nor may it be provided to, used, quoted or relied upon by any other person for any purpose whatsoever, without our prior written consent in each instance; provided, however, that the Trustee, in its capacity as such, may rely on the first and second sentences of paragraph 1, paragraph 2 and paragraph 3 (subject to the assumptions, qualifications, exceptions and limitations included in this opinion letter); provided, further, copies of this opinion letter may be provided to any regulatory agency having supervisory authority over the addressees, or in response to a court order or other legal process.

Very truly yours,

/s/ Moore & Van Allen PLLC

MOORE & VAN ALLEN PLLC